EXHIBIT 99.1

Exactech Acquires Industry-Leading
Computer-Assisted Surgical Technology Company

Exactech Enhances R&D Competencies, Secures Exclusive Technology for ExactechGPS®-- Guided Personalized Surgery System

Gainesville, Fla. - January 20, 2015 - Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder and spine, announced today the acquisition of an industry-leading computer-assisted surgical technology development and manufacturing firm, Grenoble France-based BlueOrtho SAS.

Exactech has partnered with BlueOrtho since 2009 to develop ExactechGPS® Guided Personalized Surgery system, which was introduced by Exactech in 2010 and fully commercialized in 2014. ExactechGPS currently supports Exactech’s comprehensive knee systems with plans to expand its application to other segments of the company’s portfolio.

According to Exactech Vice President of Engineering and Development for Large Joints Xavier Sarabia, “This acquisition is a logical next step in our partnership with BlueOrtho. Exactech is strategically invested in this technology because we believe it will become the new standard of patient care in total joint arthroplasty. BlueOrtho is a very talented, highly motivated group of professionals who work well with our staff. By welcoming them officially to the Exactech team, we broaden our engineering competencies to benefit our planned future developments.”

BlueOrtho was founded by President and CEO Anthony Boyer, orthopaedic surgeon James Stiehl, MD, and Dr. Stephane Lavallee Ph.D., a pioneer in the field of computer assisted surgery. According to Boyer, “The goal of the partnership between BlueOrtho and Exactech has been to develop a significant advancement in technology that improves patient outcomes. Exactech has been an ideal partner, due to their expertise in mechanical instrument design and their understanding of clinical issues related to patient outcomes. We are enthusiastic to build upon this success under the new structure.”

According to the terms of the agreement, Exactech will pay up to 10 million Euros for the 100% share acquisition with 2 million Euros paid at the closing on January 15, 2015 and a potential earnout amount of up to 8 million Euros based on the achievement of surgical case milestones using the technology. ExactechGPS is an advanced surgical technology that provides orthopaedic surgeons real-time visual guidance and alignment data in total joint arthroplasty. The system

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EXACTECH INC.

features a touch screen and proprietary camera system within the sterile field, the only of its kind on the market. Patients around the world have benefited from ExactechGPS. Through mechanical testing, the technology has demonstrated a high level of accuracy and precision.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                        E-mail: exactech@hawkassociates.com

Media contact
Priscilla Bennett
Director Marketing Communication & Public Relations
352-377-1140

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EXACTECH INC.